Exhibit 4.3
THIS WARRANT AND THE SHARES ISSUABLE HEREUNDER HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AS AMENDED (THE “ACT”), OR ANY APPLICABLE STATE SECURITIES LAWS, AND, EXCEPT AND PURSUANT TO THE PROVISIONS OF ARTICLE 5 BELOW, MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED WITHOUT AN EFFECTIVE REGISTRATION THEREOF UNDER THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS, OR PURSUANT’ TO RULE 144 OR AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS.
WARRANT TO PURCHASE STOCK
Corporation:    TripActions, Inc., a Delaware Corporation
Number of Shares;    30,120
Class of Stock:    Preferred Series B Stock
Warrant Price:    S2.49 per share
Issue Date:    September 10, 2018
Expiration Date:    September 10, 2028 (Subject to Section 4.1)
THIS WARRANT TO PURCHASE STOCK (THIS “WARRANT”) CERTIFIES THAT, for good and valuable consideration, the receipt of which is hereby acknowledged COMERICA BANK, a Texas banking association, or its assignee (“Holder” is entitled to purchase the number of fully paid and nonassessable shares of the class of securities (the “Shares”) of TRIPACTIONS, INC. (the “Company”) at the Warrant Price, all as set forth above and as adjusted pursuant to the terms of this Warrant, subject to the provisions and upon the terms and conditions set forth in this Warrant.
ARTICLE 1
EXERCISE
1.1    Method of Exercise. Holder may exercise this Warrant from time to time for all or any part of the unexercised Shares by delivering a duly executed Notice of Exercise in substantially the form attached as Appendix I to the principal office of the Company (or such other appropriate location as Holder is so instructed by the Company). Holder shall also deliver to the Company a check, wire transfer (to an account designated by the Company) or other form of payment acceptable to the Company for the aggregate Warrant Price for the Shares being purchased. Notwithstanding any other provision hereof, if an exercise of any portion of this Warrant is to be made in connection with a public offering or an Acquisition (as defined below), such exercise may at the election of the Holder be conditioned upon the consummation of such transaction, in which case such exercise shall not be deemed to be effective until immediately prior to the closing of such transaction.
1.2    Delivery of Certificate and New Warrant. Within thirty (30) days after Holder exercises this Warrant and the Company receives payment of the aggregate Warrant Price, the Company shall deliver to Holder certificates for the Shares acquired and, if this Warrant has not been fully exercised and has not expired, a new warrant representing the Shares not so acquired.

1.3    Replacement of Warrants. In the case of loss, theft or destruction of this Warrant, upon delivery of an indemnity agreement reasonably satisfactory in form and amount to the Company or, in delivery of an indemnity agreement reasonably satisfactory in form and amount to the Company or, in the case of mutilation, upon surrender and cancellation of this Warrant, the Company at its expense shall execute and deliver, in lieu of this Warrant, a new warrant of like tenor.
1.4    Acquisition of the Company.
1.4.1    “Acquisition.” For the purpose of this Warrant, “Acquisition” means (a) any sale, lease, license, or other disposition of all or substantially all of the assets (including intellectual property) of the Company by means of any transaction or series of related transactions, of (b) any reorganization, consolidation, acquisition, merger, sale of the voting securities of the Company or, any other transaction or series of related transactions where the holders of the Company’s, securities before the transaction or series of related transactions beneficially own less than fifty percent (50%) of the outstanding voting securities of the surviving entity after the transaction or series of related transactions.
1.4.2    Treatment of Warrant in the Event of an Acquisition. The Company shall give Holder written notice at least ten (10) days prior to the closing of any proposed Acquisition. The Company will use commercially reasonable efforts to attempt to cause (i) the acquirer of the Company, (ii) successor or surviving entity or (iii) parent entity in an Acquisition (the “Acquirer”) to assume this Warrant as a part of the Acquisition.
(a)    If the Acquirer assumes this Warrant, then this Warrant shall be exercisable for the same securities, cash, and property as would he payable for the Shares issuable upon exercise of the unexercised portion of this Warrant as if such Shares were outstanding. on the record date for the Acquisition and subsequent closing of the Acquisition. The Warrant Pike shall be adjusted accordingly, and the Warrant Price and number and class of Shares shall continue to be subject to adjustment from time to time in accordance with the provisions hereof.
(b)    If the Acquirer refuses to assume this Warrant in connection with the Acquisition, the Company shall give Holder an additional written notice at least ten (10) days prior to the closing of the Acquisition of such fact. In such event, notwithstanding any other provision of this Warrant to the contrary, Holder may immediately exercise this Warrant in the manner specified in this Warrant with such exercise effective immediately prior to closing of the Acquisition. If Holder elects not to exercise this Warrant, then this Warrant will terminate immediately prior to the closing of the Acquisition. Notwithstanding any other provision of this Warrant to the contrary if the Acquirer refuses to assume this Warrant in connection with such Acquisition, other than connection with an Excluded Acquisition as defined below), then effective as of the date that is ten (10) days prior to the closing of such Acquisition, the Holder shall have the option to elect (i) that the Warrant Price be adjusted, without further action of any party, to $0.01 per share or (ii) to put this Warrant to the Company for a per Share amount in cash equal to the difference between the Acquisition consideration payable for one Share and the Warrant Price. As used herein, “Excluded Acquisition” means, an Acquisition where the consideration that the holders of the Shares are entitled to receive on account of the Shares consists entirely of cash and/or shares of common stock, interests or units that are publicly traded and listed on a national exchange and where the shares or other securities, if any, receivable by the Holder of this Warrant were the Holder to exercise this Warrant in full immediately prior to the closing of such Acquisition may be publicly re-sold by the Holder in their entirely within the three (3) months following such closing pursuant to Rule 144 or an effective registration statement under the Act.

ARTICLE 2
ADJUSTMENTS TO THE SHARES
2.1    Stock Dividends Splits, Etc. If the Company declares or pays a dividend on its common stock payable in common stock, or other securities, or subdivides the outstanding common stock into a greater amount of common stock, then upon exercise of this Warrant, for each Share acquired, Holder shall receive, without cost to Holder, the total number and kind of securities to which Holder would have been entitled had Holder owned the Shares of record as of the date the dividend or subdivision occurred.
2.2    Reclassification, Exchange or Substitution. Upon any reclassification, exchange, substitution, or other event that results in a change of the number and/or class of the securities issuable upon exercise of conversion of this Warrant, Holder shall be entitled to receive, upon exercise or conversion of. this Warrant, the number and kind of securities and property that Holder would have received for the Shares if this Warrant had been exercised immediately before such reclassification, exchange, substitution, or other event. Such an event shall include any automatic conversion of the outstanding or issuable securities of the Company of the same class or series as the Shares of common stock pursuant to the terms of the Company’s Certificate of Incorporation upon the closing of a registered public offering of the Company’s common stock. The Company or its successor shall promptly issue to Holder a new warrant, for such new securities or other property. The new warrant shall provide for adjustments which shall be as nearly equivalent as may be practicable to the adjustments provided for in this Article 2 including, without limitation, adjustments to the Warrant Price, the number of securities or property issuable upon exercise of the new warrant and expiration date. The provisions of this Section 2.2 shall similarly apply to successive reclassifications, exchanges, substitutions, or other events.
2.3    Adjustments for Combinations, Etc. If the outstanding Shares are combined or consolidated, by reclassification, reverse split or otherwise, into a lesser Number of Shares, the Warrant Price shall be proportionately increased. If the outstanding Shares ire subdivided, split or multiplied, by reclassification, a dividend payable in common stock or otherwise, into a greater Number of Shares, the Warrant Price shall be proportionately decreased.
2.4    Adjustments for Diluting Issuances. In the event of the issuance (a “Diluting Issuance”) by the Company, after the Issue Date of this Warrant, of securities at a price per share less than the Warrant Price, then the number of shares of common stock issuable upon conversion of the Shares shall be adjusted in accordance with those provisions of the Company’s Certificate of Incorporation, a copy of which is attached hereto as Exhibit A which apply to Diluting Issuances as if the Shares were outstanding on the date of such Diluting Issuance. The provisions set forth for the Shares in the Company’s Certificate of Incorporation relating to the above in effect as of the Issue Date may not be amended, modified or waived, without the prior written consent of Holder unless such amendment, modification or waiver affects the rights associated with the Shares in the same manner as such amendment, modification or waiver affects the rights associated with all other shares of the same series and class as the Shares granted to the Holder. Under no circumstances shall the aggregate Warrant Price payable by the Holder upon exercise of this Warrant increase as a result of any adjustment arising from a Diluting Issuance.
2.5    No Impairment. The Company shall not, by amendment of its Certificate of Incorporation or Bylaws or through a reorganization, transfer of assets, consolidation, merger, dissolution, issue, or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed under this Warrant by the Company, but shall at all times in good faith assist in carrying out all the provisions of this Article 2 and in taking all such action as may be necessary or appropriate to protect Holder’s rights under this Article 2 against dilution or other impairment; provided however, that (a) any amendment to the Certificate of Incorporation, reorganization, transfer of assets, consolidation, merger, dissolution, issue, or sale of securities or any other voluntary action that affects all holders of the outstanding Shares (and is not limited in its effect to the Shares that are subject to this Warrant), and (b) any Acquisition, shall not be a breach or violation of the provisions of this Section 2.5.
2.6    Certificate as to Adjustments. Upon each adjustment of the Warrant Price or Number of Shares, the Company at its expense shall promptly compute such adjustment, and furnish Holder with a certificate signed by its Chief Financial Officer setting forth such adjustment and the facts upon which such adjustment is based. The Company shall, upon written request, furnish Holder a certificate setting forth the Warrant Price and Number of Shares in effect upon the date thereof and the series of adjustments leading to such Warrant Price and Number of Shares.
2.7    Limitations On Liability. Nothing contained in this Warrant shall be construed as imposing any liabilities on Holder to purchase any securities (upon exercise of this Warrant or otherwise) or as a stockholder of the Company, whether such liabilities are asserted by the Company or by creditors of the Company.
2.8    Fractional Shares. No fractional Shares shall be issuable upon exercise of this Warrant and the Number of Shares to be issued shall be rounded down to the nearest whole Share. If a fractional share interest arises upon any exercise of this Warrant, the Company shall eliminate such fractional share interest by paying Holder an amount in cash computed by multiplying the fractional interest by the fair market value, as determined by the Company’s Board of Directors, of a full Share.
ARTICLE 3
REPRESENTATIONS AND COVENANTS OF THE COMPANY
3.1    Representations and Warranties. The Company hereby represents and warrants to, and agrees with, the Holder as follows:
3.1.1    The initial Warrant Price referenced on the first page of this Warrant is not greater than the price per share at which shares of the class of stock for which the Warrant is exercisable were last sold and issued prior to the Issue Date hereof in an arms-length transaction in which at least $500,000 of such shares were sold.
3.1.2    This Warrant is and any Warrant issued in substitution for or replacement of this Warrant shall be, upon issuance, duly authorized and validly issued. All Shares which may be issued upon the exercise of the purchase right represented by this Warrant, and all securities, if any, issuable upon conversion of the Shares, shall, upon issuance, be duly authorized, validly issued, fully paid and nonassessable, and free of any liens and encumbrances except for restrictions on transfer provided for herein or under applicable federal and state securities laws.
3.1.3    The Company’s capitalization table delivered to Holder as of the Issue Date is true and Complete as of the Issue Date.
3.2    Notice of Certain Events. If the Company proposes at any time (a) to declare any dividend or distribution upon its stock, whether in cash, property, stock, or other securities and whether or not a regular cash dividend; (b) to offer for subscription pro rata to the holders of any class or series of its stock any additional shares of stock of any class or series or other rights; (c) to effect any reclassification or recapitalization of stock; or (d) to merge or consolidate with or into any other corporation, or sell, lease, license, or convey all or substantially all of its assets, or to liquidate, dissolve or wind up, then, in connection with each such event, the Company shall give Holder (1) at least twenty (20) days prior written notice of the date on which a record will be taken for such dividend, distribution, or subscription rights (and specifying the date on which the holders of stock will be entitled thereto) or for determining rights to vote, if any, in respect of the matters referred to in (a) and (b) above; and (2) in the case of the matters referred to in (c) and (d) above at least twenty (20) days prior written notice of the date when the same will take place (and specifying the date on which the holders of stock will be entitled to exchange their stock for securities or other property deliverable, upon the occurrence of such event). Upon request, the Company shall provide Holder with such information reasonably necessary for Holder to evaluate its rights as a holder of this Warrant of Warrant Shares in the case of matters referred to, (a), (b), (c) and (d) herein above.
3.3    Information Rights. So long as the Holder holds this Warrant and/or any of the Shares, the Company shall deliver to the, Holder (a) promptly after mailing, copies of all communications, information and/or communiqués to the shareholders of the Company, (b) within one hundred eighty (180) days after the end of each fiscal year of the Company, commencing with its 2018 fiscal year, the annual audited financial statements of the Company certified by independent public accountants of recognized standing and (c) within twenty five (25) days after the end of each month, the Company’s monthly, unaudited financial statements. In addition, and without limiting the generality of the foregoing, so long as the Holder holds this Warrant and/or any of the Shares, the Company shall afford to the Holder the same access to information concerning the Company and its business and financial condition as would be afforded to a holder of the class of Shares under applicable state law and/or any agreement with any holder of the class of Shares.
3.4    Registration Under the Act. The Company agrees that the Shares or, if the Shares are convertible into common stock of the Company, such common stock, shall be deemed “Registrable Securities” or otherwise entitled to ‘‘piggy back” registration rights for registrations initiated by either the Company or a stockholder in accordance with the terms of the that certain Amended and Restated Investors Rights Agreement between the Company and its investors dated as of February 16, 2018 (the “Agreement”), a copy of which is attached hereto as Exhibit B. The Company agrees that no amendments will be made to the Rights Agreement which would impact Holder’s registration rights under this provision in a materially different adverse manner than any other holders of “piggy back” registration rights under the Rights Agreement. Holder shall be deemed to be a party to the Rights Agreement other than with respect to Sections 3.1, 3.10, 3.12, 4 and 5.
ARTICLE 4
INVESTMENT REPRESENTATIONS AND COVENANTS OF HOLDER
With respect to the acquisition of this Warrant and any of the Shares, Holder hereby represents and warrants to, and agrees with, the Company as follows:
4.1    Purchase Entirely for Own Account. This Warrant is issued to Holder in reliance upon Holder’s representation to the Company that this Warrant and the Shares will be acquired for investment for Holder’s, or its affiliate’s, own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof other than to an affiliate, and that Holder has no present intention of selling, granting any participation in, or otherwise distributing the same (other than to an affiliate of Holder who agrees to be similarly bound by these representations and covenants and the other terms of this Warrant). By executing this Warrant, Holder further represents that Holder does not have any contract, undertaking, agreement or arrangement with any person (other than to an affiliate of Holder who agrees to be similarly bound by these representations and covenants and the other terms of this Warrant), to sell, transfer or grant participations to such person or to any third person with respect to any of the Shares.
4.2    Reliance upon Holder’s Representations. Holder understands that this Warrant and the Shares are not registered under the Securities Act of 1933, as amended (the “Act”) on the ground that the issuance of such securities is exempt from registration under the Act, and that the Company’s reliance on such exemption is predicated on Holders representations set forth herein.
4.3    Accredited Investor Status. Holder is an “accredited investor” as defined in Regulation D, promulgated under the Act and the rules and regulations promulgated thereunder.
4.4    4,4    Restricted Securities. Holder understands that this Warrant and the Shares are “Restricted Securities” under the federal and state securities laws inasmuch as they are being acquired from the Company in a transaction not involving ‘a public offering’ and that under such federal Securities laws and applicable regulations such securities may be resold without registration under the Act only in certain limited circumstances.
4.5    No Stockholder Rights Prior to Exercise. Prior to exercise pursuant to Article I, this Warrant in and of itself shall not entitle the Holder to any voting rights or other rights as a stockholder of the Company.
4.6    Market Standoff Agreement. Holder agrees to be bound by the market lockup and standoff provisions now contained in Section 3.11 of the Rights Agreement, as such market lockup provisions may be amended from time to time, which are hereby incorporated herein by this reference.
ARTICLE 5
MISCELLANEOUS
5.1    Term; Exercise Upon Expiration. This Warrant is exercisable in whole or in part, at any time and from time to time on or before the Expiration Date set forth above; provided, however, that if the Company completes its initial public offering within the three-year period immediately prior to the Expiration Date, the Expiration Date shall automatically be extended until the third anniversary of the effective date of the Company’s initial public Offering. The Company shall give Holder written notice of Holder’s right to exercise this Warrant not less than ninety (90) days before the Expiration Date. If the notice is not so given, the Expiration Date shall automatically be extended until ninety (90) days after the date the Company delivers such notice to Holder. The Company agrees that Holder may terminate this Warrant, upon notice to the Company, at any time in its sole discretion.
5.2    Legends. This Warrant and the Shares issuable upon exercise of this Warrant (and the securities issuable, directly or indirectly, upon conversion of the Shares, if any) shall be imprinted with a legend in substantially the following form:
THIS WARRANT AND THE SHARES ISSUABLE HEREUNDER HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR ANY APPLICABLE STATE SECURITIES LAWS, AND, HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO AND, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF, AND EXCEPT AND PURSUANT TO THE PROVISIONS OF ARTICLE 5 BELOW, NO SALE OR DISTRIBUTION MAY BE.EFFECTED WITHOUT AN EFFECTIVE REGISTRATION

STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE ACT, OR PURSUANT TO RULE 144 OR AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS.
THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A 180 DAY MARKET STAND-OFF RESTRICTION AS SET FORTH IN A CERTAIN AGREEMENT BETWEEN THE ISSUER AND THE ORIGINAL HOLDER OF THESE SHARES, A COPY OF WHICH MAY BE OBTAINED AT THE PRINCIPAL OFFICE OF THE ISSUER. AS A RESULT OF SUCH AGREEMENT, THESE SHARES MAY NOT BE TRADED PRIOR TO 180 DAYS AFTER THE EFFECTIVE DATE OF THE INITIAL PUBLIC OFFERING OF THE COMMON STOCK OF THE ISSUER HEREOF, SUCH RESTRICTION IS BINDING ON TRANSFEREES OF THESE SHARES
5.3    Compliance with Securities Laws on Transfer. This Warrant and the Shares issuable upon exercise of this Warrant (and the securities issuable, directly or indirectly, upon conversion of the Shares, if any) may not be transferred or assigned in whole or in part without compliance with applicable federal and state securities laws by the transferor and the transferee. The Company Shall not require Comerica Bank (“Bank”) or a Bank Affiliate (as defined herein) to provide an opinion of counsel or investment representation letter if the transfer is to Bank’s parent company, Comerica Incorporated (“Comerica”), or any other affiliate of Bank that is an “accredited investor” as that term is defined in Regulation D Promulgated under the Act (“Bank Affiliate”).
5.4    Transfer Procedure. After receipt of the executed Warrant, Bank will transfer all of this Warrant to Comerica Ventures Incorporated, a non-banking subsidiary of Comerica and a Bank Affiliate (“Ventures”). Subject to the provisions of Section 5.3, Holder may transfer all or part of this Warrant or the Shares issuable upon exercise of this Warrant (or the securities issuable, directly or indirectly, upon conversion of the Shares, if any) by giving the Company notice of the portion of this Warrant being transferred setting forth the name, address and taxpayer identification number of the transferee and surrendering this Warrant to the Company for reissuance to the transferee(s) (and Holder if applicable); provided, however, that Holder may transfer all or part of this Warrant to its affiliates, including, without limitation, Ventures, at any time without notice or the delivery of any other instrument to the Company, and such affiliate shall then be entitled to all the rights of Holder under this Warrant and any related agreements, and the Company shall cooperate fully in ensuring that any stock issued upon exercise of this Warrant is issued in the name of the affiliate that exercises this Warrant. The terms and conditions of this Warrant shall inure to the benefit of, and be binding upon, the Company and the holders hereof and their respective permitted successors and assigns.
5.5    Notices. All notices and other communications from the Company to the Holder, or vice versa, shall be deemed delivered and effective when: (i) given personally or mailed by first-class registered or certified mail, postage, prepaid, or sent via a nationally recognized overnight courier service (such as, but not limited to, Federal Express, DHL or UPS), fee prepaid, or on the date sent by email or facsimile if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient. Such communications must be sent to the respective Parties at the address or facsimile number as may have been furnished to the Company or the Holder as the case may be, in writing by the Company or such Holder from time to time. Effective upon the receipt of executed Warrant and initial transfer described in Section 5.4 above, all notices to the Holder shall be addressed as follows until the Company receives notice of change of address in connection with a transfer or otherwise:
Comerica Ventures Incorporated
Attn: Warrant Administrator
1717 Main Street, 5th Floor, MC 6406
Dallas, Texas 75201
Facsimile No. (214) 462-4459
All notices to the Company shall be addressed as follows:
TripActions, Inc.
444 Castro Street, Suite 303
Mountain View, CA 94041
Fax Number:______________________
Email Address:____________________
5.6    Amendments; Waiver. This Warrant and any term hereof may be amended, modified or supplemented agreement in writing signed by each party hereto. No waiver by the Company or the Holder of any of the provisions hereof shall be effective, unless explicitly set forth in writing and signed by the party so waiving. No failure to exercise, or delay in exercising, any rights, remedy, power or privilege, arising from this Warrant shall operate or be construed as a Waiver/thereof, nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.
5.7    Cumulative Remedies. The rights and remedies provided in this Warrant are cumulative and are not exclusive of and are in addition and not in substitution for, any other rights or remedies available at law, in equity or otherwise.
5.8    No Strict Construction. This Warrant shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted.
5.9    Governing Law. This Warrant shall be governed by and construed in accordance with the laws of the State of California, without giving effect to its principles resgarding conflicts of law.
5.10    WAIVER OF JURY TRIAL. HOLDER AND THE COMPANY ACKNOWLEDGE THAT THE RIGHT TO TRIAL BY JURY IS A CONSTITUTIONAL RIGHT, BUT ONE THAT MAY BE WAIVED UNDER CERTAIN CIRCUMSTANCES. AFTER CONSULTING (OR HAVING HAD THE OPPORTUNITY TO CONSULT) WITH COUNSEL OF THEIR CHOICE, KNOWINGLY AND VOLUNTARILY, AND FOR THEIR MUTUAL BENEFIT, HOLDER AND THE COMPANY WAIVE ANY RIGHT TO TRIAL BY JURY IN THE EVENT. OF LITIGATION REGARDING THE PERFORMANCE OR ENFORCEMENT OF, OR IN ANY WAY RELATED TO THIS AGREEMENT.
5.11    Confidentiality. The Company hereby agrees to keep the terms and conditions of this Warrant confidential, provided that the Company may provide copies of this Warrant in connection with third party due diligence in equity financing and acquisition transactions provided that the recipient thereof agrees to keep the terms hereof. Notwithstanding the foregoing Confidentiality obligation, the Company may disclose information relating to this Warrant as required by law, rule, regulation, court order or other legal authority, provided that (i) the Company has given Holder at least ten (10) days’

notice of such required disclosure, and (ii) the Company only discloses information that is required, in the opinion of counsel reasonably satisfactory to Holder, to be disclosed.
[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Company has caused this Warrant to be duly executed by its duly authorized officers as of the first date written above.
TRIPACTIONS, INC.
By:        /s/ Francis Moran
Name:   Francis Moran
Title:     VP of Finance
[Signature Page to Warrant]